Exhibit 99

Dollar General Corporation Reports Fourth Quarter and Fiscal Year 2017 Financial Results; Company Provides Financial Guidance for Fiscal Year 2018

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 15, 2018--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2017 fourth quarter (13 weeks) and fiscal year (52 weeks) ended February 2, 2018. 1

  Fourth Quarter Same-Store Sales Increased 3.3%; Fiscal Year Same-Store Sales Increased 2.7%
  Fourth Quarter Diluted Earnings Per Share (“EPS”) Increased 76.5% to $2.63; Fiscal Year Diluted EPS Increased 27.1% to $5.63
  Delivered Fourth Quarter Adjusted Diluted EPS of $1.48; Fiscal Year Adjusted Diluted EPS of $4.492
  Cash Flows From Operations for the Fiscal Year Increased 12.3% to $1.8 Billion
  $863 Million of Capital Returned to Shareholders in the Fiscal Year through Share Repurchases and the Payment of Cash Dividends
  Opened a Company Record 1,315 New Stores, Executed 2,079 Total Real Estate Projects in the Fiscal Year
  Company Provides Fiscal Year 2018 Financial Guidance, Including Diluted EPS Outlook of $5.95 to $6.15
  Board of Directors Declares Increased Quarterly Cash Dividend of $0.29 Per Share; Increases Share Repurchase Program Authorization by $1.0 Billion

1 As previously disclosed, Dollar General’s fiscal year 2016 and 2016 fourth quarter results contained an additional, non-comparable week, or the "2016 53rd week”, when compared to fiscal year 2017 and 2017 fourth quarter results, which included 52 weeks and 13 weeks, respectively, and fiscal year 2018 guidance which includes 52 weeks. By definition, the Company's same-store sales growth calculations do not include the non-comparable 53rd week in the 2016 periods.

2 See Reconciliation of Non-GAAP Financial Measures for reconciliation of Adjusted Diluted EPS to Diluted EPS; see also “Non-GAAP Disclosure” herein.

“I am pleased with our overall fourth quarter performance, as we delivered strong same-store sales growth of 3.3%, while achieving a healthy rate of gross margin expansion. For the year, we opened a record 1,315 new stores and delivered a same-store sales increase of 2.7%, marking our 28th consecutive year of positive same-store sales growth. At the same time, we proactively made significant investments in the business that we expect will contribute to sustainable sales and profit growth in the years ahead. As we move into 2018, we continue to build momentum behind initiatives that we believe will further enhance our strong value and convenience proposition with consumers and drive long-term success,” said Todd Vasos, Dollar General’s chief executive officer.

Fourth Quarter 2017 Highlights

Net sales increased 2.0% to $6.1 billion in the 2017 fourth quarter compared to $6.0 billion in the 2016 fourth quarter, which included net sales of $398.7 million for the 2016 53rd week. The 2016 53rd week net sales negatively impacted the 2017 fourth quarter growth rate by approximately seven percentage points. The net sales increase in the 2017 fourth quarter was positively affected by sales from new stores, modestly offset by sales from closed stores. Same-store sales increased 3.3% from the 2016 fourth quarter due to an increase in average transaction amount, partially offset by a slight decline in customer traffic. Same-store sales were driven by positive results in the consumables and seasonal categories, partially offset by negative results in the apparel and home categories.

The Company’s gross profit as a percentage of net sales was 32.1% in the 2017 fourth quarter compared to 31.6% in the 2016 fourth quarter, an increase of 43 basis points. The 2017 fourth quarter gross profit rate increase was primarily attributable to higher initial inventory markups, an improved rate of inventory shrink, and a reduction in markdowns; partially offset by a greater proportion of sales of consumables, which generally have a lower gross profit rate than other product categories, sales of lower-margin products comprising a higher proportion of consumables sales, and increased transportation costs.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales was 21.9% in the 2017 fourth quarter, compared to 20.3% in the 2016 fourth quarter, an increase of 159 basis points. The 2017 fourth quarter SG&A increase as a percentage of net sales was primarily attributable to increased occupancy costs, increased retail labor expenses, including the Company’s investment in store manager compensation, and increased incentive compensation, each of which increased at a rate greater than the increase in net sales. Partially offsetting these increased expenses was a reduction in advertising costs. The 2016 fourth quarter SG&A as a percentage of net sales was favorably impacted by net sales of $398.7 million from the 2016 53rd week.

Additionally, as a result of a strategic review of its real estate portfolio, the Company closed an incremental 35 stores during the 2017 fourth quarter (the “Incremental Store Closures”) resulting in approximately $28.3 million of related pre-tax costs during the 2017 fourth quarter, most of which were in the form of SG&A expenses associated with the remaining lease liability on these stores.

The effective income tax rate in the 2017 fourth quarter was a benefit of 18.9% compared to expense of 36.8% in the 2016 fourth quarter. The effective income tax rate for the 2017 fourth quarter was lower than the 2016 quarter due primarily to the effect of the U.S. Tax Cuts and Jobs Act (“TCJA”), which was signed into law on December 22, 2017. Under accounting standards for income taxes, the impact of new tax legislation must be taken into account in the period in which the new legislation is enacted, including the remeasurement of deferred tax assets and liabilities at the tax rates at which such items are expected to reverse in future periods. Subsequent to the signing of the TCJA, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 118, which allows companies to record provisional amounts during a measurement period not to extend beyond one year of the enactment date while the accounting impact is still under analysis. As a result, the Company has recorded provisional impacts for the 2017 fourth quarter and fiscal year. Among other things, the TCJA lowered the federal corporate tax rate to 21% from 35%, effective January 1, 2018. The TCJA had the effect of reducing the Company’s effective tax rate in the 2017 fourth quarter primarily as a result of the remeasurement of deferred tax assets and liabilities at the 21% rate, accompanied by benefits associated with a reduced federal corporate tax rate for fiscal year 2017 of 33.7%, as a result of the Company’s 2017 fiscal year straddling the effective date of the TCJA.

The Company reported net income of $712 million, or diluted EPS of $2.63, for the 2017 fourth quarter, compared to net income of $414 million, or diluted EPS of $1.49, in the 2016 fourth quarter, an increase in diluted EPS of 76.5%. Excluding the provisional benefit of $311 million, or $1.15 per diluted share, for the remeasurement of deferred tax assets and liabilities discussed above, adjusted net income and adjusted diluted EPS for the 2017 fourth quarter were $401 million and $1.48, respectively.

Diluted EPS and Adjusted EPS for the 2017 fourth quarter also include an approximate $0.09 provisional benefit primarily due to the reduced federal corporate tax rate for fiscal year 2017. These provisional benefits were partially offset by a $0.07 charge from the Incremental Store Closures in the 2017 fourth quarter, as discussed above.

Fiscal Year 2017 Financial Results

Fiscal year 2017 net sales increased 6.8% to $23.5 billion compared to net sales of $22.0 billion in 2016, which included net sales of $398.7 million for the 2016 53rd week. The 2016 53rd week negatively impacted the fiscal year 2017 growth rate by approximately two percentage points. The net sales increase was positively affected by sales from new stores, modestly offset by sales from closed stores. Same-store sales increased 2.7% from fiscal year 2016, due to increases in average transaction amount and customer traffic. Same-store sales were driven by positive results in the consumables and seasonal categories, partially offset by negative results in the home and apparel categories.

The Company’s gross profit rate as a percentage of net sales was 30.8% in fiscal year 2017 compared to 30.8% in fiscal year 2016, a decrease of eight basis points. The gross profit rate decrease was primarily due to a greater proportion of sales of consumables, which generally have a lower gross profit rate than other product categories, sales of lower margin products comprising a higher proportion of consumables sales, higher markdowns, which were primarily for promotional activities, and increased transportation costs. These factors were partially offset by higher initial inventory markups and an improved rate of inventory shrink.

SG&A as a percentage of sales was 22.2% in fiscal year 2017 compared to 21.5% in fiscal year 2016, an increase of 75 basis points. The 2017 fiscal year SG&A increase as a percentage of sales was primarily attributable to increased retail labor expenses, including the Company’s investment in store manager compensation, increased occupancy costs, and higher incentive compensation, each of which increased at a rate greater than the increase in net sales. Partially offsetting these increased expenses were reduced advertising costs, and costs that increased at a rate less than the increase in net sales, including utilities and waste management costs primarily resulting from the Company’s recycling efforts. Fiscal year 2017 SG&A also include approximately $24.0 million of costs related to the Incremental Store Closures in the 2017 fourth quarter, as well as an increase in hurricane and other disaster-related expenses of approximately $18.0 million over fiscal year 2016. SG&A as a percentage of net sales in fiscal year 2016 was favorably impacted by net sales of $398.7 million from the 2016 53rd week.

The effective income tax rate was an expense of 19.3% for fiscal year 2017 compared to an expense of 36.3% for fiscal year 2016. The effective income tax rate was lower in fiscal year 2017 primarily due to the effect of the TCJA, as detailed above. The TCJA had the effect of reducing the Company’s fiscal year 2017 effective tax rate primarily as a result of the remeasurement of deferred tax assets and liabilities at the new lower federal corporate rate, accompanied by benefits associated with a reduced federal corporate tax rate for fiscal year 2017 of 33.7%, as a result of the Company’s 2017 fiscal year straddling the effective date of the TCJA.

The Company reported net income of $1.54 billion, or diluted EPS of $5.63, for fiscal year 2017 compared to net income of $1.25 billion, or diluted EPS of $4.43, for fiscal year 2016, an increase in diluted EPS of 27.1%. Excluding the provisional benefit of $311 million, or $1.14 per diluted share, for the remeasurement of the deferred tax assets and liabilities discussed above, adjusted net income and adjusted diluted EPS for the 2017 fiscal year were $1.23 billion and $4.49, respectively.

Merchandise Inventories

As of February 2, 2018, total merchandise inventories, at cost, were $3.61 billion compared to $3.26 billion as of February 3, 2017, an increase of approximately 1.5% on a per store basis.

Capital Expenditures

Total additions to property and equipment during fiscal year 2017 were $646 million, including approximately: $231 million for improvements, upgrades, remodels and relocations of existing stores; $203 million for new leased stores, primarily for leasehold improvements, fixtures and equipment; $176 million for distribution and transportation related projects; and $30 million for information systems upgrades and technology-related projects. During fiscal year 2017, the Company opened 1,315 new stores and remodeled or relocated 764 stores.

Share Repurchases

The Company repurchased $580 million, or 7.1 million shares, under its share repurchase program in fiscal year 2017, at an average price of $82.11 per share. From the inception of the share repurchase program in December 2011 through the end of fiscal year 2017, the Company has repurchased 81.4 million shares of its common stock at an average price of $63.21 per share, for a total cost of $5.1 billion. The total remaining authorization for future repurchases was approximately $354 million at the end of fiscal year 2017. On March 14, 2018, the Company’s Board of Directors increased the authorization under the share repurchase program by $1.0 billion. Under the authorization, purchases may be made in the open market or in privately negotiated transactions from time to time subject to market and other conditions. The authorization has no expiration date.

Dividend

On March 14, 2018, the Company’s Board of Directors approved a quarterly cash dividend of $0.29 per share, which is a 12% increase over the prior quarterly dividend, payable on or before April 24, 2018 to shareholders of record of the Company’s common stock on April 10, 2018. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2018 Financial Guidance and Store Growth Outlook

For the 52-week fiscal year ending February 1, 2019 (“fiscal year 2018”), the Company expects net sales to increase approximately nine percent, with same-store sales growth estimated to be in the mid-two percent range. The Company expects the fiscal year 2018 operating margin rate to be relatively unchanged as compared to the fiscal year 2017 operating margin rate.

The Company expects fiscal year 2018 diluted EPS to be in the range of $5.95 to $6.15. This diluted EPS guidance assumes an estimated effective tax rate of 22% to 23%.

The Company currently anticipates a cash benefit of approximately $300 million in fiscal 2018 as a result of the TCJA.

Share repurchases for fiscal year 2018 are expected to be approximately $850 million. Capital expenditures for fiscal year 2018 are expected to be in the range of $725 million to $800 million.

The Company plans to open approximately 900 new stores, remodel 1,000 stores and relocate 100 stores in fiscal year 2018.

Long-Term Growth Model

The Company expects to continue to use the long-term growth model, which was announced on March 10, 2016, internally to assess and benchmark its results and strategic plans; however, the Company does not intend to discuss externally any guidance or results in the context of the long-term growth model. Over the longer term, the Company’s goal is to grow adjusted diluted EPS at a rate of 10% or higher. Diluted EPS derived in accordance with U.S. generally accepted accounting principles (“GAAP”) may include the impact of certain discrete items of which we are currently unaware, which may be excluded in calculating Adjusted diluted EPS. In the past, discrete items for which the Company has made adjustments to GAAP diluted EPS have primarily included restructuring costs, legal settlements, and income-tax related remeasurements. The Company is not currently aware of any such discrete items in the future.

Conference Call Information

The Company will hold a conference call on Thursday, March 15, 2018 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. If you wish to participate, please call (877) 868-1301 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 5996418. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, News & Events, Events & Presentations.” A replay of the conference call will be available through Thursday, March 29, 2018, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 5996418.

Non-GAAP Disclosure

Adjusted net income and adjusted diluted EPS for the 2017 fourth quarter and fiscal year 2017 have not been derived in accordance with U.S. GAAP, but rather exclude an income tax benefit of $311 million, or $1.15 per diluted share, and $311 million, or $1.14 per diluted share, respectively, as a result of the remeasurement of deferred tax assets and liabilities discussed above. The Company believes these non-GAAP financial measures provide useful information to investors in assessing the Company’s operating performance as these measures provide an additional relevant comparison of the Company’s operating performance across periods. Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, diluted EPS or any other measure derived in accordance with GAAP. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported in accordance with GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act, including statements regarding the Company’s outlook, plans and intentions including, but not limited to, statements made within the quotations of Mr. Vasos and in the sections entitled “Fiscal Year 2018 Financial Guidance and Store Growth Outlook” and “Long-Term Growth Model”. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “confident,” “opportunities,” “goal,” “prospect,” “positioned,” “intend,” “committed,” “continue,” ”future,” ”guidance,” “years ahead,” “looking ahead,” “going forward,” “focused on,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions and other economic factors, including but not limited to employment levels, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, measures that create barriers to or increase the costs associated with international trade (including increased import duties or tariffs), and healthcare and housing costs, and their effect on, as applicable, consumer demand, customer traffic, customer disposable income, our ability to execute our strategic initiatives, our cost of goods sold, our SG&A expenses and real estate costs;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, marketing, real estate and new store development, digital, sourcing, shrink, private brand, inventory management, distribution and transportation, store operations, store formats, budgeting and expense reduction, and technology;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  effective response to competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, the creation of a more convenient customer online and in-store shopping experience, and consolidation;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of information that the Company holds, whether as a result of cybersecurity attacks or otherwise;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of or delivery of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability;
  risks and challenges associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving its gross profit rate;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, environmental compliance, product safety or labeling, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract, train and retain qualified employees, while controlling labor costs and other labor issues;
  loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or a lowering of the Company’s credit ratings;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to guidance related to leases and intra-company transfers;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 14,534 stores in 44 states as of February 2, 2018. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	February 2	February 3
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$267,441	$187,915
Merchandise inventories	3,609,025	3,258,785
Income taxes receivable	108,265	11,050
Prepaid expenses and other current assets	263,121	220,021
Total current assets	4,247,852	3,677,771
Net property and equipment	2,701,282	2,434,456
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,200,428	1,200,659
Other assets, net	28,760	20,823
Total assets	$12,516,911	$11,672,298

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$401,345	$500,950
Accounts payable	2,009,771	1,557,596
Accrued expenses and other	549,658	500,866
Income taxes payable	4,104	63,393
Total current liabilities	2,964,878	2,622,805
Long-term obligations	2,604,613	2,710,576
Deferred income taxes	515,702	652,841
Other liabilities	305,944	279,782
Total liabilities	6,391,137	6,266,004

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-
Common stock	235,141	240,811
Additional paid-in capital	3,196,462	3,154,606
Retained earnings	2,698,352	2,015,867
Accumulated other comprehensive loss	(4,181)	(4,990)
Total shareholders' equity	6,125,774	5,406,294
Total liabilities and shareholders' equity	$12,516,911	$11,672,298

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	(13 Weeks)		(14 Weeks)
	February 2	% of Net	February 3	% of Net
	2018	Sales	2017	Sales
Net sales	$6,129,431	100.00%	$6,009,246	100.00%
Cost of goods sold	4,164,033	67.94	4,108,499	68.37
Gross profit	1,965,398	32.06	1,900,747	31.63
Selling, general and administrative expenses	1,341,952	21.89	1,220,129	20.30
Operating profit	623,446	10.17	680,618	11.33
Interest expense	24,289	0.40	25,511	0.42
Income before income taxes	599,157	9.78	655,107	10.90
Income tax expense (benefit)	(112,998)	(1.84)	240,931	4.01
Net income	$712,155	11.62%	$414,176	6.89%

Earnings per share:
Basic	$2.63		$1.50
Diluted	$2.63		$1.49
Weighted average shares outstanding:
Basic	270,305		276,204
Diluted	271,218		277,059

	For the Year Ended
	(52 Weeks)		(53 Weeks)
	February 2	% of Net	February 3	% of Net
	2018	Sales	2017	Sales
Net sales	$23,470,967	100.00%	$21,986,598	100.00%
Cost of goods sold	16,249,608	69.23	15,203,960	69.15
Gross profit	7,221,359	30.77	6,782,638	30.85
Selling, general and administrative expenses	5,213,541	22.21	4,719,189	21.46
Operating profit	2,007,818	8.55	2,063,449	9.39
Interest expense	97,036	0.41	97,821	0.44
Other (income) expense	3,502	0.01	-	0.00
Income before income taxes	1,907,280	8.13	1,965,628	8.94
Income tax expense	368,320	1.57	714,495	3.25
Net income	$1,538,960	6.56%	$1,251,133	5.69%

Earnings per share:
Basic	$5.64		$4.45
Diluted	$5.63		$4.43
Weighted average shares outstanding:
Basic	272,751		281,317
Diluted	273,362		282,261

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Year Ended
	(52 Weeks)	(53 Weeks)
	February 2	February 3
	2018	2017
Cash flows from operating activities:
Net income	$1,538,960	$1,251,133
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	404,231	379,931
Deferred income taxes	(137,648)	12,359
Loss on debt retirement	3,502	-
Noncash share-based compensation	34,323	36,967
Other noncash (gains) and losses	11,088	(3,625)
Change in operating assets and liabilities:
Merchandise inventories	(348,363)	(171,908)
Prepaid expenses and other current assets	(49,406)	(25,046)
Accounts payable	427,911	56,477
Accrued expenses and other liabilities	75,647	42,937
Income taxes	(156,504)	26,316
Other	(1,633)	(500)
Net cash provided by (used in) operating activities	1,802,108	1,605,041

Cash flows from investing activities:
Purchases of property and equipment	(646,456)	(560,296)
Proceeds from sales of property and equipment	1,428	9,360
Net cash provided by (used in) investing activities	(645,028)	(550,936)

Cash flows from financing activities:
Issuance of long-term obligations	599,556	-
Repayments of long-term obligations	(752,676)	(3,138)
Net increase (decrease) in commercial paper outstanding	(60,300)	490,500
Borrowings under revolving credit facilities	-	1,584,000
Repayments of borrowings under revolving credit facilities	-	(1,835,000)
Costs associated with issuance and retirement of debt	(9,524)	-
Repurchases of common stock	(579,712)	(990,474)
Payments of cash dividends	(282,931)	(281,135)
Other equity and related transactions	8,033	11,110
Net cash provided by (used in) financing activities	(1,077,554)	(1,024,137)

Net increase (decrease) in cash and cash equivalents	79,526	29,968
Cash and cash equivalents, beginning of period	187,915	157,947
Cash and cash equivalents, end of period	$267,441	$187,915

Supplemental cash flow information:
Cash paid for:
Interest	$88,749	$92,952
Income taxes	$660,510	$679,633
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$63,178	$38,914

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	(13 Weeks)	(14 Weeks)
	February 2	February 3
	2018	2017	% Change
Consumables	$4,629,512	$4,505,486	2.8%
Seasonal	820,160	800,604	2.4%
Home products	393,481	405,236	-2.9%
Apparel	286,278	297,920	-3.9%
Net sales	$6,129,431	$6,009,246	2.0%

	For the Year Ended
	(52 Weeks)	(53 Weeks)
	February 2	February 3
	2018	2017	% Change
Consumables	$18,054,785	$16,798,881	7.5%
Seasonal	2,837,310	2,674,319	6.1%
Home products	1,400,618	1,373,397	2.0%
Apparel	1,178,254	1,140,001	3.4%
Net sales	$23,470,967	$21,986,598	6.8%

Store Activity

		For the Year Ended
		(52 Weeks)	(53 Weeks)
		February 2	February 3
		2018	2017

Beginning store count		13,320	12,483
New store openings		1,315	900
Store closings		(101)	(63)
Net new stores		1,214	837
Ending store count		14,534	13,320
Total selling square footage (000's)		107,821	98,943
Growth rate (square footage)		9.0%	7.0%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share
(Unaudited)

(in millions, except per share amounts)

	For the Quarter Ended
	(13 Weeks)	(14 Weeks)
	February 2	February 3
	2018	2017

Net income	$712.2	$414.2
U.S. Tax Cut and Jobs Act Remeasurement of Deferred Tax Assets and Liabilities	(310.8)	-

Net adjustments	(310.8)	-
Adjusted net income	$401.4	$414.2

Diluted earnings per share:
As reported	$2.63	$1.49
Adjusted	$1.48	$1.49

Weighted average diluted shares outstanding:	271.2	277.1

	For the Year Ended
	(52 Weeks)	(53 Weeks)
	February 2	February 3
	2018	2017

Net income	$1,539.0	$1,251.1
U.S. Tax Cut and Jobs Act Remeasurement of Deferred Tax Assets and Liabilities	(310.8)	-

Net adjustments	(310.8)	-
Adjusted net income	$1,228.2	$1,251.1

Diluted earnings per share:
As reported	$5.63	$4.43
Adjusted	$4.49	$4.43

Weighted average diluted shares outstanding:	273.4	282.3

CONTACTS
Dollar General Corporation
Investor Contacts:
Jennifer Beugelmans, 615-855-5537
or
Kevin Walker, 615-855-4954
or
Media Contacts:
Crystal Ghassemi, 615-855-5210